Artisan Partners Asset Management Inc. Reports 4Q24 and Year Ended December 31, 2024 Results and Quarterly and Special Annual Dividend
Milwaukee, WI – February 4, 2025 – Artisan Partners Asset Management Inc. (NYSE: APAM) (the “Company” or “Artisan Partners”) today reported its results for the quarter and year ended December 31, 2024, and declared a quarterly and special annual dividend.
Chief Executive Officer Eric Colson said: "The Artisan Partners investment platform provides investment talent with a full suite of support to invest differently, generate compelling returns, and build durable investment franchises. We amplify investment talent with customized support across people, technology, data, execution, and capital. With each additional investment team, we expand the capabilities of our investment platform—and demonstrate the repeatability of our process.

"Our success in differentiated credit demonstrates this point. A little over 10 years ago, we had no history in fixed income investing, no fixed income talent, and no fixed income operations. Today, we have two world class credit-oriented investment franchises managing nearly $15 billion in six different strategies, including two alternative strategies. In 2024, the two teams collectively raised $3.6 billion in net inflows. The Credit team passed its tenth anniversary and now manages nearly $12 billion, and the EMsights Capital Group passed its third and now manages nearly $3 billion.

"Performance has been exceptional. Since inception and after fees, the High Income, Emerging Markets Debt Opportunities, and Emerging Markets Local Opportunities strategies have generated 174, 720, and 241 basis points of outperformance annually, respectively, versus their respective benchmarks. Since inception and after fees, the absolute-return oriented Credit Opportunities and Global Unconstrained strategies have generated average annual returns of 10.41% and 9.76%, respectively. The quality and uniqueness of these strategies is reflected in the weighted average effective fee rate of the six strategies managed by our two credit-oriented teams, which was 67 basis points in 2024. That includes nearly $12 million in performance fees earned in the fourth quarter, contributing meaningfully to our financial outcome.

"We are still early on our credit journey. In Artisan time, a decade is not that long—and three years is the blink of an eye. When we partner with new talent, we focus on getting them up and running quickly and with high quality support. We provide time and a distraction-free environment for the investment team to build a foundation of people and process and a track record of investing success. Only when the foundation is firmly in place do we begin to develop a business with greater commercial breadth. We aim for durable success and long-term growth, the precise form of which is unpredictable at the time talent first joins Artisan. We are highly confident our platform can deliver for talent across asset classes, including asset classes in which we do not yet operate. We have proven that with fixed income.

"In 2025, we will celebrate another important milestone in our expansion of investment degrees of freedom, the tenth anniversary of the Developing World strategy. Working closely with founding portfolio manager Lewis Kaufman, we have designed and communicated the Developing World strategy as a highly differentiated means of accessing emerging markets demand opportunities via an enlarged opportunity set including firms domiciled in developed markets. Since inception and after fees, the Developing World strategy has generated a cumulative return of 157.03%, which is more than four times greater than the MSCI Emerging Markets Index’s cumulative return of 38.83%. Lewis and his team have proven themselves as high value added investors and built a healthy investor base over the last decade. We are excited to continue to grow the Developing World franchise, especially in the wealth marketplace, where investors and allocators are seeking differentiation and absolute return.

"We will continue to enhance our investment platform adding degrees of freedom for investment talent, breadth of capabilities for clients, and business durability for our shareholders. We are firmly established in high value-added equities, fixed income, and alternatives. In 2024, we had 13 strategies with positive net flows, across all three asset classes. We will continue to better align our distribution resources with client demand, particularly in the wealth channel where we manage approximately $95 billion of AUM today and believe we can leverage the breadth and depth of our existing relationships to continue to grow in that space. And we will continue to identify, recruit, and onboard world class investment talent, building on our track record of success, our desire to expand into additional asset classes, and our willingness to acquire firms under the right set of circumstances."

The table below presents AUM and a comparison of certain GAAP and non-GAAP (“adjusted”) financial measures.

	For the Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2024	2024	2023	2024	2023
	(unaudited, in millions except per share amounts or as otherwise noted)
Assets Under Management (amounts in billions)
Ending	$161.2	$167.8	$150.2	$161.2	$150.2
Average	165.4	162.8	140.3	160.2	139.3

Consolidated Financial Results (GAAP)
Revenues	$297.0	$279.6	$249.0	$1,111.8	$975.1
Operating income	109.1	93.2	76.4	366.6	303.6
Operating margin	36.7%	33.3%	30.7%	33.0%	31.1%
Net income attributable to Artisan Partners Asset Management Inc.	$69.7	$72.9	$64.8	$259.7	$222.3
Basic earnings per share	0.97	1.03	0.92	3.66	3.19
Diluted earnings per share	0.97	1.03	0.92	3.66	3.19

Adjusted[1] Financial Results
Adjusted operating income	$109.3	$97.8	$80.0	$376.0	$308.4
Adjusted operating margin	36.8%	35.0%	32.1%	33.8%	31.6%
Adjusted EBITDA[2]	117.8	103.6	87.9	400.0	327.5
Adjusted net income	85.2	74.5	62.8	287.3	233.1
Adjusted net income per adjusted share	1.05	0.92	0.78	3.55	2.89

______________________________________
1 Adjusted measures are non-GAAP measures and are explained and reconciled to the comparable GAAP measures in Exhibit 2.
2 Adjusted EBITDA represents adjusted net income before interest expense, income taxes, depreciation and amortization expense.

December 2024 Quarter Compared to September 2024 Quarter
AUM decreased to $161.2 billion at December 31, 2024, a decrease of 4%, compared to $167.8 billion at September 30, 2024, primarily due to market depreciation of $5.0 billion, net client cash outflows of $0.8 billion, and $0.8 billion of Artisan Funds’ distributions not reinvested. For the quarter, average AUM increased 2% to $165.4 billion from $162.8 billion in the September 2024 quarter.
Revenues of $297.0 million in the December 2024 quarter increased $17.4 million, or 6%, from $279.6 million in the September 2024 quarter, primarily due to a $14.7 million increase in performance fee revenue and higher average AUM.
Operating expenses of $187.9 million in the December 2024 quarter increased $1.5 million, or 1%, from $186.4 million in the September 2024 quarter, due to an increase in incentive compensation costs driven by higher revenues, offset by a decrease in long-term incentive compensation as a result of market valuation changes.
GAAP operating margin was 36.7% in the December 2024 quarter compared to 33.3% in the September 2024 quarter. Adjusted operating margin was 36.8% in the December 2024 quarter compared to 35.0% in the September 2024 quarter.
Within non-operating income (expense), investment gains (losses) are comprised of net investment gains (losses) of consolidated and nonconsolidated investment products, including investments held to economically hedge compensation plans (collectively referred to as “investments in sponsored products”). For the December 2024 quarter, investment gains on consolidated products were $6.4 million and investment losses on nonconsolidated investment products were $3.2 million as compared to investment gains on consolidated products of $23.1 million and investment gains on nonconsolidated products of $12.4 million in the September 2024 quarter. Artisan’s share of total investment gains in the December 2024 quarter was a loss of $3.6 million, compared to gains of $18.2 million in the September 2024 quarter. The $3.6 million of losses for the December 2024 quarter was comprised of $5.3 million of losses on investments to hedge compensation plans and $1.7 million of gains on seed investments.
GAAP net income was $69.7 million, or $0.97 per basic and diluted share, in the December 2024 quarter, compared to GAAP net income of $72.9 million, or $1.03 per basic and diluted share, in the September 2024 quarter. Adjusted net income was $85.2 million, or $1.05 per adjusted share, in the December 2024 quarter, compared to adjusted net income of $74.5 million, or $0.92 per adjusted share, in the September 2024 quarter.
December 2024 Quarter Compared to December 2023 Quarter
AUM at December 31, 2024 was $161.2 billion, up 7% from $150.2 billion at December 31, 2023. The change in AUM from the prior year quarter was primarily due to investment returns of $15.9 billion, partially offset by $3.7 billion of net client cash outflows and $1.2 billion of Artisan Funds’ distributions that were not reinvested. Average AUM for the December 2024 quarter was $165.4 billion, 18% higher than average AUM for the December 2023 quarter.
Revenues of $297.0 million in the December 2024 quarter increased $48.0 million, or 19%, from $249.0 million in the December 2023 quarter, primarily due to higher average AUM and a $10.6 million increase in performance fee revenue.
Operating expenses of $187.9 million in the December 2024 quarter increased $15.3 million, or 9%, from $172.6 million in the December 2023 quarter, primarily due to an increase in compensation and benefits largely driven by higher revenues.
GAAP operating margin was 36.7% for the December 2024 quarter, compared to 30.7% for the December 2023 quarter. Adjusted operating margin was 36.8% in the December 2024 quarter, compared to 32.1% in the December 2023 quarter.
For the December 2024 quarter, investment gains on consolidated products were $6.4 million and investment losses on nonconsolidated investment products were $3.2 million as compared to investment gains on consolidated products of $24.5 million and investment gains on nonconsolidated products of $11.7 million in the December 2023 quarter. Artisan’s share of total investment gains in the December 2024 quarter was a loss of $3.6 million, compared to gains of $19.2 million in the December 2023 quarter. The $3.6 million of losses for the December 2024 quarter was comprised of $5.3 million of losses on investments to hedge compensation plans and $1.7 million of gains on seed investments.
GAAP net income was $69.7 million, or $0.97 per basic and diluted share, in the December 2024 quarter, compared to GAAP net income of $64.8 million, or $0.92 per basic and diluted share, in the December 2023 quarter. Adjusted net income was $85.2 million, or $1.05 per adjusted share, in the December 2024 quarter, compared to adjusted net income of $62.8 million, or $0.78 per adjusted share, in the December 2023 quarter.

Year Ended December 31, 2024 Compared to Year Ended December 31, 2023
Average AUM for the year ended December 31, 2024 was $160.2 billion, 15% higher than average AUM of $139.3 billion for the year ended December 31, 2023.
Revenues of $1,111.8 million for the year ended December 31, 2024 increased $136.7 million, or 14%, from $975.1 million for the year ended December 31, 2023, primarily due to higher average AUM, and a $10.5 million increase in performance fee revenue.
Operating expenses of $745.2 million for the year ended December 31, 2024 increased $73.7 million, or 11%, from $671.5 million for the year ended December 31, 2023, primarily due to a $64.7 million increase in compensation and benefits expense. The increase in compensation and benefits was comprised of a $43.7 million increase in incentive compensation due to increased revenues, increases in long-term incentive compensation comprised of $5.9 million from the retirement acceleration provision on 2024 grants and a $3.0 million increase as a result of market valuation changes, and a $5.5 million increase in salaries and benefits as a result of increases in the number of full-time associates and salary increases.
GAAP operating margin was 33.0% for the year ended December 31, 2024, compared to 31.1% for the year ended December 31, 2023. Adjusted operating margin was 33.8% for the year ended December 31, 2024, compared to 31.6% for the year ended December 31, 2023.
Total investment gains, which included gains attributable to third party shareholders of consolidated investment products, were $73.5 million for the year ended December 31, 2024, compared to gains of $81.9 million for the year ended December 31, 2023. Artisan Partners’ portion of the gains from investments in sponsored products was $31.9 million for the year ended December 31, 2024, compared to gains of $38.4 million for the year ended December 31, 2023. The $31.9 million for the year ended December 31, 2024 was comprised of $14.5 million of gains on investments to hedge compensation plans and $17.4 million of gains on seed investments.
GAAP net income was $259.7 million, or $3.66 per basic and diluted share, for the year ended December 31, 2024, compared to GAAP net income of $222.3 million, or $3.19 per basic and diluted share, for the year ended December 31, 2023. Adjusted net income was $287.3 million, or $3.55 per adjusted share for the year ended December 31, 2024, compared to adjusted net income of $233.1 million, or $2.89 per adjusted share, for the year ended December 31, 2023.
Capital Management & Balance Sheet
Cash and cash equivalents were $201.2 million at December 31, 2024, compared to $141.0 million at December 31, 2023. During the December 31, 2024 quarter, the Company paid a variable quarterly dividend of $0.82 per share of Class A common stock with respect to the September 2024 quarter. The Company had total borrowings of $200.0 million at December 31, 2024 and December 31, 2023.
During the December 2024 quarter, limited partners of Artisan Partners Holdings exchanged 5,000 common units for 5,000 Class A common shares. The exchanges increased the Company’s public float of Class A common stock by 5,000 shares.
Total stockholders’ equity was $422.0 million at December 31, 2024, compared to $351.4 million at December 31, 2023. The Company had 70.1 million Class A common shares outstanding at December 31, 2024. The Company’s debt leverage ratio, calculated in accordance with its loan agreements, was 0.5x at December 31, 2024.
Long-Term Incentive Awards
On January 29, 2025, the Company's board of directors approved a grant of long-term incentive awards with a grant date fair value of approximately $65.9 million, consisting of $19.1 million of restricted share-based awards and $46.8 million of long-term cash-based awards, which we refer to as franchise capital awards. The grant will be effective March 3, 2025.
Dividend
The Company’s board of directors declared a variable quarterly dividend of $0.84 per share of Class A common stock with respect to the December 2024 quarter and a special dividend of $0.50 per share. The variable quarterly dividend represents approximately 80% of the cash generated in the December 2024 quarter. The combined amount, $1.34 per share of Class A common stock, will be paid on February 28, 2025 to shareholders of record as of the close of business on February 14, 2025. Based on our projections and subject to change, we expect some portion of dividend payments to constitute a return of capital for tax purposes.
Subject to board approval each quarter, we currently expect to pay a quarterly dividend of approximately 80% of the cash the Company generates each quarter from operations. We expect cash generation will generally equal adjusted net income plus long-term incentive compensation expense, less cash reserved for future franchise capital awards (which we expect will generally approximate 4% of investment management revenues each quarter), with additional adjustments made for certain other sources and uses of cash, including capital expenditures. After the end of the year, our board will consider payment of a special dividend from the 20% withheld each quarter plus any discrete sources and uses of cash throughout the year, including gains realized upon seed capital redemptions and investments redeemed in connection with forfeited franchise capital awards.
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Conference Call
The Company will host a conference call on February 5, 2025 at 1:00 p.m. (Eastern Time) to discuss these results. Hosting the call will be Eric Colson, Chief Executive Officer, Jason Gottlieb, President, and C.J. Daley, Chief Financial Officer. Supplemental materials that will be reviewed during the call are available on the Company’s website at www.apam.com. The call will be webcast and can be accessed via the Company’s website. Listeners may also access the call by dialing 877.328.5507 or 412.317.5423 for international callers; the conference ID is 10194959. A replay of the call will be available until February 12, 2025 at 9:00 a.m. (Eastern Time), by dialing 877.344.7529 or 412.317.0088 for international callers; the replay conference ID is 2159030. An audio recording will also be available on the Company’s website.

Forward-Looking Statements and Other Disclosures
Certain statements in this release, and other written or oral statements made by or on behalf of the Company, are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Forward-looking statements include information concerning future results of our operations, expenses, earnings, liquidity, cash flow, capital expenditures and amount or composition of assets under management. These forward-looking statements are only predictions based on current expectations and projections about future events. These forward-looking statements are subject to a number of risks and uncertainties, and there are important factors that could cause actual results, level of activity, performance, actions or achievements to differ materially from the results, level of activity, performance, actions or achievements expressed or implied by the forward-looking statements. These factors include: the loss of key investment professionals or senior management, adverse market or economic conditions for any reason, poor performance of our investment strategies, change in the legislative and regulatory environment in which we operate, operational or technical errors or other matters that cause damage to our reputation, and other factors disclosed in the Company’s filings with the Securities and Exchange Commission, including those factors listed under the caption entitled “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 22, 2024, as such factors may be updated from time to time. Our periodic and current reports are accessible on the SEC's website at www.sec.gov. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
Assets Under Management (AUM) refers to the assets of pooled vehicles and separate accounts to which Artisan Partners provides services. Artisan Partners’ AUM as reported here includes assets in certain strategies for which Artisan Partners provides non-discretionary model portfolios to managed account sponsors, and for which we earn only investment-related service fees. Such non-discretionary assets are reported on a lag not exceeding one quarter and represented $105 million, $98 million and $78 million as of December 31, 2024, September 30, 2024 and December 31, 2023, respectively. Artisan’s definition of AUM is not based on any definition of Assets Under Management contained in its ADV or in any of Artisan’s fund management agreements.
Results for any investment strategy described herein, and for different investment products within a strategy, are affected by numerous factors, including different material market or economic conditions; different investment management fee rates, brokerage commissions and other expenses; and the reinvestment of dividends or other earnings. The returns for any strategy may be positive or negative, and past performance does not guarantee future results.
Unless otherwise noted, composite returns have been presented gross of investment advisory fees applied to client accounts, but include applicable trade commissions and transaction costs. Management fees, when reflected, would reduce the results presented for an investor in an account managed within a composite. Net-of-fees composite returns presented in these materials were calculated using the highest model investment advisory fees applicable to portfolios within the composite. Fees may be higher for certain pooled vehicles, and the composite may include accounts with performance-based fees. Index returns do not reflect the payment of fees and expenses. Certain Artisan composite returns may be represented by a single account.
In these materials, we present Value Added, which is the difference between an Artisan strategy’s average annual return and the return of its respective benchmark. We may also present Excess Returns (alpha), which are an estimate of the amount in dollars by which Artisan’s investment strategies have outperformed or underperformed their respective benchmark. Excess Returns are calculated by (i) multiplying a strategy’s beginning-of-year AUM by the difference between the returns (in basis points) of the strategy (gross of fees, unless otherwise indicated) and the benchmark for the ensuing year and (ii) summing all strategies’ Excess Returns for each year calculated. Market Returns include all changes in AUM not included in Excess Returns, client cash flows and Artisan Funds distributions not reinvested. The benchmark used for purposes of presenting a strategy’s performance and calculating Value Added and Excess Returns is generally the market index most commonly used by our clients to compare the performance of the relevant strategy. For certain strategies that are managed for absolute return, the benchmark used for purposes of presenting a strategy's performance and calculating Value Added and Excess Returns is the index used by the Company’s management to evaluate the performance of the strategy.
Composites / Indexes used for the comparison calculations described are: Non-U.S. Growth Strategy / International Value Strategy-MSCI EAFE Index; Global Discovery Strategy / Global Equity Strategy / Global Opportunities Strategy / Global Value Strategy-MSCI ACWI Index; Non-U.S. Small-Mid Growth Strategy-MSCI ACWI ex-USA Small Mid Index; U.S. Mid-Cap Growth Strategy-Russell Midcap Growth® Index; U.S.

Mid-Cap Value Strategy-Russell Midcap Value® Index; U.S. Small-Cap Growth Strategy-Russell 2000 Growth® Index; Value Equity Strategy-Russell 1000 Value® Index; Developing World Strategy / Sustainable Emerging Markets Strategy-MSCI Emerging Markets Index; High Income Strategy-ICE BofA US High Yield Index; Credit Opportunities Strategy-ICE BofA US Dollar 3-Month Deposit Offered Rate Constant Maturity Index; Antero Peak Strategy / Antero Peak Hedge Strategy / Select Equity Strategy / Value Income Strategy-S&P 500® Market Index; International Explorer Strategy-MSCI All Country World Ex USA Small Cap Index; China Post-Venture Strategy-MSCI China SMID Cap Index; Floating Rate Strategy-S&P UBS Leveraged Loan Index; Global Unconstrained Strategy-ICE BofA 3-month U.S. Treasury Bill Index; Emerging Markets Debt Opportunities Strategy-J.P. Morgan EMB Hard Currency/Local Currency 50-50 Index; Emerging Markets Local Opportunities Strategy - J.P. Morgan GBI-EM Global Diversified Index. Where applicable, composite returns have been included for the following discontinued strategies and their indexes: Global Small-Cap Growth Strategy (Jul 1, 2013-Dec 31, 2016)-MSCI ACWI Small Cap Index; U.S. Small-Cap Value Strategy (Jun 1, 1997-Apr 30, 2016)-Russell 2000® Index; Non-U.S. Small-Cap Growth Strategy (Jan 1, 2002-Nov 30, 2018)-MSCI EAFE Small Cap Index. Index returns do not reflect the payment of fees and expenses. An investment cannot be made directly in an Artisan Partners composite or a market index and the aggregated results are hypothetical.
None of the information in these materials constitutes either an offer or a solicitation to buy or sell any fund securities, nor is any such information a recommendation for any fund security or investment service. The funds and strategies may not be available to all investors in all jurisdictions.
Any discrepancies included in this release between totals and the sums of the amounts listed are due to rounding.

About Artisan Partners
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners’ autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.
Source: Artisan Partners Asset Management Inc.

Investor Relations Inquiries
866.632.1770
ir@artisanpartners.com

Exhibit 1
Artisan Partners Asset Management Inc.
Consolidated Statements of Operations
(unaudited; in millions, except per share amounts or as noted)

	Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2024	2024	2023	2024	2023
Revenues
Management fees
Artisan Funds & Artisan Global Funds	$178.4	$174.7	$153.7	$688.8	$606.3
Separate accounts and other	103.9	104.9	91.2	408.2	364.5
Performance fees	14.7	—	4.1	14.8	4.3
Total revenues	297.0	279.6	249.0	1,111.8	975.1

Operating expenses
Compensation and benefits	148.4	149.0	136.8	594.1	529.4
Distribution, servicing and marketing	6.7	6.3	5.8	25.8	23.6
Occupancy	7.3	8.2	7.4	30.3	28.9
Communication and technology	13.3	13.1	13.3	53.0	51.7
General and administrative	12.2	9.8	9.3	42.0	37.9
Total operating expenses	187.9	186.4	172.6	745.2	671.5
Operating income	109.1	93.2	76.4	366.6	303.6
Interest expense	(2.1)	(2.2)	(2.1)	(8.6)	(8.6)
Interest income on cash and cash equivalents and other	3.0	2.7	2.5	9.6	6.3
Net gain (loss) on the tax receivable agreements	—	(0.5)	—	(0.5)	0.5
Net investment gain (loss) of consolidated investment products	6.4	23.1	24.5	52.0	62.7
Net investment gain (loss) of nonconsolidated investment products	(3.2)	12.4	11.7	21.5	19.2
Total non-operating income (expense)	4.1	35.5	36.6	74.0	80.1
Income before income taxes	113.2	128.7	113.0	440.6	383.7
Provision for income taxes	25.6	24.6	20.2	90.9	71.9
Net income before noncontrolling interests	87.6	104.1	92.8	349.7	311.8
Less: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	14.0	14.5	14.0	52.9	49.5
Less: Net income (loss) attributable to noncontrolling interests - consolidated investment products	3.9	16.7	14.0	37.1	40.0
Net income attributable to Artisan Partners Asset Management Inc.	$69.7	$72.9	$64.8	$259.7	$222.3

Basic earnings per share - Class A common shares	$0.97	$1.03	$0.92	$3.66	$3.19
Diluted earnings per share - Class A common shares	$0.97	$1.03	$0.92	$3.66	$3.19

Average shares outstanding
Class A common shares	65.2	65.1	63.5	64.9	63.4
Participating unvested restricted share-based awards	5.4	5.5	5.6	5.5	5.6
Total average shares outstanding	70.6	70.6	69.1	70.4	69.0

Exhibit 2
Artisan Partners Asset Management Inc.
Reconciliation of GAAP to Non-GAAP (“Adjusted”) Measures
(unaudited; in millions, except per share amounts or as noted)

	Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2024	2024	2023	2024	2023
Net income attributable to Artisan Partners Asset Management Inc. (GAAP)	$69.7	$72.9	$64.8	$259.7	$222.3
Add back: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	14.0	14.5	14.0	52.9	49.5
Add back: Provision for income taxes	25.6	24.6	20.2	90.9	71.9
Add back: Compensation expense (reversal) related to market valuation changes in compensation plans	(1.4)	4.6	3.6	7.8	4.8
Add back: Net (gain) loss on the tax receivable agreements	—	0.5	—	0.5	(0.5)
Add back: Net investment (gain) loss of investment products attributable to APAM	3.6	(18.2)	(19.2)	(31.9)	(38.4)
Add back: Non-recurring expenses	1.6	—	—	1.6	—
Less: Adjusted provision for income taxes	27.9	24.4	20.6	94.2	76.5
Adjusted net income (Non-GAAP)	$85.2	$74.5	$62.8	$287.3	$233.1

Average shares outstanding
Class A common shares	65.2	65.1	63.5	64.9	63.4

Assumed vesting or exchange of:
Unvested restricted share-based awards	5.5	5.5	5.7	5.5	5.7
Artisan Partners Holdings LP units outstanding (noncontrolling interest)	10.3	10.4	11.5	10.5	11.5
Adjusted shares	81.0	81.0	80.7	80.9	80.6

Basic earnings per share (GAAP)	$0.97	$1.03	$0.92	$3.66	$3.19
Diluted earnings per share (GAAP)	$0.97	$1.03	$0.92	$3.66	$3.19
Adjusted net income per adjusted share (Non-GAAP)	$1.05	$0.92	$0.78	$3.55	$2.89

Operating income (GAAP)	$109.1	$93.2	$76.4	$366.6	$303.6
Add back: Compensation expense (reversal) related to market valuation changes in compensation plans	(1.4)	4.6	3.6	7.8	4.8
Add back: Non-recurring expenses	1.6	—	—	1.6	—
Adjusted operating income (Non-GAAP)	$109.3	$97.8	$80.0	$376.0	$308.4

Operating margin (GAAP)	36.7%	33.3%	30.7%	33.0%	31.1%
Adjusted operating margin (Non-GAAP)	36.8%	35.0%	32.1%	33.8%	31.6%

Net income attributable to Artisan Partners Asset Management Inc. (GAAP)	$69.7	$72.9	$64.8	$259.7	$222.3
Add back: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	14.0	14.5	14.0	52.9	49.5
Add back: Compensation expense (reversal) related to market valuation changes in compensation plans	(1.4)	4.6	3.6	7.8	4.8
Add back: Net (gain) loss on the tax receivable agreements	—	0.5	—	0.5	(0.5)
Add back: Net investment (gain) loss of investment products attributable to APAM	3.6	(18.2)	(19.2)	(31.9)	(38.4)
Add back: Interest expense	2.1	2.2	2.1	8.6	8.6
Add back: Provision for income taxes	25.6	24.6	20.2	90.9	71.9
Add back: Depreciation and amortization	2.6	2.5	2.4	9.9	9.3
Add back: Non-recurring expenses	1.6	—	—	1.6	—
Adjusted EBITDA (Non-GAAP)	$117.8	$103.6	$87.9	$400.0	$327.5

Supplemental Non-GAAP Financial Information
The Company’s management uses non-GAAP measures (referred to as “adjusted” measures) of net income to evaluate the profitability and efficiency of the underlying operations of the business and as a factor when considering net income available for distributions and dividends. These adjusted measures remove the impact of (1) net gain (loss) on the tax receivable agreements (if any), (2) compensation expense (reversal) related to market valuation changes in compensation plans, and (3) net investment gain (loss) of investment products. These adjustments also remove the non-operational complexities of the Company’s structure by adding back noncontrolling interests and assuming all income of Artisan Partners Holdings is allocated to APAM. Management believes these non-GAAP measures provide meaningful information to analyze the Company’s profitability and efficiency between periods and over time. The Company has included these non-GAAP measures to provide investors with the same financial metrics used by management to manage the Company.
Non-GAAP measures should be considered in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. The Company’s non-GAAP measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures. The Company’s non-GAAP measures are as follows:
•Adjusted net income represents net income excluding the impact of (1) net gain (loss) on the tax receivable agreements (if any), (2) compensation expense (reversal) related to market valuation changes in compensation plans, (3) non-recurring expenses, and (4) net investment gain (loss) of investment products. Adjusted net income also reflects income taxes assuming the vesting of all unvested Class A share-based awards and as if all outstanding limited partnership units of Artisan Partners Holdings had been exchanged for Class A common stock of APAM on a one-for-one basis. Assuming full vesting and exchange, all income of Artisan Partners Holdings is treated as if it were allocated to APAM, and the adjusted provision for income taxes represents an estimate of income tax expense at an effective rate reflecting APAM's current federal, state, and local income statutory tax rates. The adjusted tax rate was 24.7% for all periods presented.
•Adjusted net income per adjusted share is calculated by dividing adjusted net income by adjusted shares. The number of adjusted shares is derived by assuming the vesting of all unvested Class A share-based awards and the exchange of all outstanding limited partnership units of Artisan Partners Holdings for Class A common stock of APAM on a one-for-one basis.
•Adjusted operating income represents the operating income of the consolidated company excluding compensation expense related to market valuation changes in compensation plans and non-recurring expenses.
•Adjusted operating margin is calculated by dividing adjusted operating income by total revenues.
•Adjusted EBITDA represents adjusted net income before interest expense, income taxes, depreciation and amortization expense.
Net gain (loss) on the tax receivable agreements represents the income (expense) associated with the change in estimate of amounts payable under the tax receivable agreements entered into in connection with APAM’s initial public offering and related reorganization.
Compensation expense (reversal) related to market valuation changes in compensation plans represents the expense (income) associated with the change in the long-term incentive award liability resulting from investment returns of the underlying investment products. Because the compensation expense impact of the investment market exposure is economically hedged, management believes it is useful to reflect the expected net income offset in the calculation of adjusted operating income, adjusted net income, and adjusted EBITDA. The related investment gain (loss) on the underlying investments is included in the adjustment for net investment gain (loss) of investment products.
Net investment gain (loss) of investment products represents the non-operating income (expense) related to the Company’s investments, in both consolidated sponsored investment products and nonconsolidated sponsored investment products, including investments in sponsored investment products held to economically hedge compensation plans. Excluding these non-operating market gains or losses on investments provides greater transparency to evaluate the profitability and efficiency of the underlying operations of the business. Interest income generated on cash and cash equivalents is considered part of normal operations, and therefore, is not excluded from adjusted net income.
Non-recurring expenses represents non-recurring professional fees that are not reflective of core operations.

Exhibit 3

Artisan Partners Asset Management Inc.
Condensed Consolidated Statements of Financial Condition
(unaudited; in millions)

	As of
	December 31,	December 31,
	2024	2023
Assets
Cash and cash equivalents	$201.2	$141.0
Accounts receivable	118.7	101.2
Investment securities	208.8	150.5
Deferred tax assets	409.4	436.5
Assets of consolidated investment products	538.2	414.9
Operating lease assets	83.4	94.7
Other	59.1	67.1
Total assets	$1,618.8	$1,405.9

Liabilities and equity
Accounts payable, accrued expenses, and other	$112.8	$77.7
Borrowings	199.4	199.3
Operating lease liabilities	101.3	113.4
Amounts payable under tax receivable agreements	341.5	364.0
Liabilities of consolidated investment products	113.8	47.7
Total liabilities	868.8	802.1

Redeemable noncontrolling interests	328.0	252.4
Total stockholders’ equity	422.0	351.4
Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$1,618.8	$1,405.9

Exhibit 4
Artisan Partners Asset Management Inc.
Assets Under Management
(unaudited; in millions)

	For the Three Months Ended			% Change from
	December 31,	September 30,	December 31,	September 30,	December 31,
	2024	2024	2023	2024	2023

Beginning assets under management	$167,840	$158,887	$136,495	5.6%	23.0%
Gross client cash inflows	7,649	6,210	5,506	23.2%	38.9%
Gross client cash outflows	(8,473)	(6,953)	(5,904)	(21.9)%	(43.5)%
Net client cash flows	(824)	(743)	(398)	(10.9)%	(107.0)%
Artisan Funds’ distributions not reinvested[1]	(795)	(222)	(494)	(258.1)%	(60.9)%
Investment returns and other	(5,013)	9,918	14,564	(150.5)%	(134.4)%
Ending assets under management	$161,208	$167,840	$150,167	(4.0)%	7.4%
Average assets under management	$165,392	$162,783	$140,291	1.6%	17.9%

	For the Years Ended			% Change from
	December 31,	December 31,		December 31,
	2024	2023		2023

Beginning assets under management	$150,167	$127,892		17.4%
Gross client cash inflows	25,650	21,395		19.9%
Gross client cash outflows	(29,349)	(25,471)		(15.2)%
Net client cash flows	(3,699)	(4,076)		9.2%
Artisan Funds’ distributions not reinvested[1]	(1,193)	(684)		(74.4)%
Investment returns and other	15,933	27,035		(41.1)%
Ending assets under management	$161,208	$150,167		7.4%
Average assets under management	$160,232	$139,321		15.0%

1 Artisan Funds’ distributions not reinvested represents the amount of income and capital gain distributions that were not reinvested in the Artisan Funds.

Exhibit 5

Artisan Partners Asset Management Inc.
Assets Under Management by Investment Team and Vehicle
(unaudited; in millions)

Three Months Ended	By Investment Team[2]
	Growth	Global Equity	U.S. Value	International Value Group	Global Value	Sustainable Emerging Markets	Credit	Developing World	Antero Peak Group	International Small-Mid	EMsights Capital Group	Total
December 31, 2024
Beginning assets under management	$39,662	$13,765	$7,811	$46,948	$29,728	$2,006	$11,622	$4,225	$2,403	$7,311	$2,359	$167,840
Gross client cash inflows	1,463	92	257	2,610	1,151	84	900	107	146	217	622	$7,649
Gross client cash outflows	(3,011)	(371)	(338)	(1,604)	(980)	(428)	(602)	(258)	(359)	(460)	(62)	$(8,473)
Net client cash flows	(1,548)	(279)	(81)	1,006	171	(344)	298	(151)	(213)	(243)	560	$(824)
Artisan Funds’ distributions not reinvested[1]	(112)	(109)	(11)	(379)	(31)	—	(90)	—	(46)	(16)	(1)	$(795)
Investment returns and other	$443	$(443)	$(122)	$(3,280)	$(1,189)	$(110)	$112	$26	$67	$(508)	$(9)	$(5,013)
Ending assets under management	$38,445	$12,934	$7,597	$44,295	$28,679	$1,552	$11,942	$4,100	$2,211	$6,544	$2,909	$161,208
Average assets under management	$39,631	$13,439	$7,827	$45,699	$29,266	$1,705	$11,804	$4,227	$2,387	$6,952	$2,455	$165,392

September 30, 2024
Beginning assets under management	$38,917	$13,495	$7,266	$43,745	$27,793	$1,857	$11,165	$3,997	$2,236	$7,042	$1,374	$158,887
Gross client cash inflows	1,192	79	131	1,284	974	41	1,120	106	124	268	891	$6,210
Gross client cash outflows	(2,057)	(600)	(123)	(1,428)	(699)	(37)	(1,115)	(259)	(106)	(517)	(12)	$(6,953)
Net client cash flows	(865)	(521)	8	(144)	275	4	5	(153)	18	(249)	879	$(743)
Artisan Funds’ distributions not reinvested[1]	—	—	—	(128)	—	—	(94)	—	—	—	—	$(222)
Investment returns and other	$1,610	$791	$537	$3,475	$1,660	$145	$546	$381	$149	$518	$106	$9,918
Ending assets under management	$39,662	$13,765	$7,811	$46,948	$29,728	$2,006	$11,622	$4,225	$2,403	$7,311	$2,359	$167,840
Average assets under management	$38,736	$13,703	$7,538	$45,371	$28,598	$1,900	$11,361	$3,925	$2,273	$7,177	$2,201	$162,783

December 31, 2023
Beginning assets under management	$35,281	$12,997	$6,375	$36,602	$22,706	$796	$8,638	$3,223	$2,455	$6,629	$793	$136,495
Gross client cash inflows	825	97	257	2,041	788	75	1,081	97	31	193	21	$5,506
Gross client cash outflows	(1,476)	(554)	(206)	(1,193)	(625)	(19)	(558)	(236)	(636)	(398)	(3)	$(5,904)
Net client cash flows	(651)	(457)	51	848	163	56	523	(139)	(605)	(205)	18	$(398)
Artisan Funds’ distributions not reinvested[1]	(12)	(26)	(36)	(325)	(15)	—	(79)	—	—	(1)	—	$(494)
Investment returns and other	$3,928	$1,211	$667	$3,884	$2,816	$65	$601	$369	$251	$728	$44	$14,564
Ending assets under management	$38,546	$13,725	$7,057	$41,009	$25,670	$917	$9,683	$3,453	$2,101	$7,151	$855	$150,167
Average assets under management	$35,730	$13,137	$6,584	$38,296	$23,706	$851	$8,951	$3,272	$2,391	$6,559	$814	$140,291

_______________________________________
1 Artisan Funds' distributions not reinvested represents the amount of income and capital gain distributions that were not reinvested in the Artisan Funds.
2 Effective March 31, 2024, the International Small-Mid team, managing the Non-U.S. Small-Mid Growth strategy, became its own autonomous investment franchise. For comparability purposes, historical assets under management for both the Global Equity team and the International Small-Mid team are presented as though they were distinct teams prior to March 31, 2024.

Exhibit 5

Artisan Partners Asset Management Inc.
Assets Under Management by Investment Team and Vehicle
(unaudited; in millions)

Three Months Ended	By Vehicle
	Artisan Funds & Artisan Global Funds	Separate Accounts and Other [1]	Total
December 31, 2024
Beginning assets under management	$81,054	$86,786	$167,840
Gross client cash inflows	4,844	2,805	7,649
Gross client cash outflows	(4,431)	(4,042)	(8,473)
Net client cash flows	413	(1,237)	(824)
Artisan Funds' distributions not reinvested[2]	(795)	—	(795)
Investment returns and other	(3,058)	(1,955)	(5,013)
Net transfers[3]	—	—	—
Ending assets under management	$77,614	$83,594	$161,208
Average assets under management	$79,955	$85,437	$165,392

September 30, 2024
Beginning assets under management	$76,985	$81,902	$158,887
Gross client cash inflows	3,635	2,575	6,210
Gross client cash outflows	(4,477)	(2,476)	(6,953)
Net client cash flows	(842)	99	(743)
Artisan Funds' distributions not reinvested[2]	(222)	—	(222)
Investment returns and other	5,179	4,739	9,918
Net transfers[3]	(46)	46	—
Ending assets under management	$81,054	$86,786	$167,840
Average assets under management	$78,511	$84,272	$162,783

December 31, 2023
Beginning assets under management	$66,630	$69,865	$136,495
Gross client cash inflows	3,844	1,662	5,506
Gross client cash outflows	(4,005)	(1,899)	(5,904)
Net client cash flows	(161)	(237)	(398)
Artisan Funds' distributions not reinvested[2]	(494)	—	(494)
Investment returns and other	6,788	7,776	14,564
Net transfers[3]	—	—	—
Ending assets under management	$72,763	$77,404	$150,167
Average assets under management	$68,294	$71,997	$140,291
_______________________________________
1 Separate accounts and other consists of AUM we manage in or through vehicles other than Artisan Funds and Artisan Global Funds. This AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts and in our own private funds.
2 Artisan Funds' distributions not reinvested represents the amount of income and capital gain distributions that were not reinvested in the Artisan Funds.
3 Net transfers represent certain amounts that we have identified as having been transferred out of one investment strategy, investment vehicle, or account and into another strategy, vehicle, or account.

Exhibit 6
Artisan Partners Asset Management Inc.
Assets Under Management by Investment Team and Vehicle
(unaudited; in millions)

Years Ended	By Investment Team[2]
	Growth	Global Equity	U.S. Value	International Value Group	Global Value	Sustainable Emerging Markets	Credit	Developing World	Antero Peak Group	International Small-Mid	EMsights Capital Group	Total
December 31, 2024
Beginning assets under management	$38,546	$13,725	$7,057	$41,009	$25,670	$917	$9,683	$3,453	$2,101	$7,151	$855	$150,167
Gross client cash inflows	4,256	519	655	7,250	3,507	1,094	4,419	558	489	882	2,021	25,650
Gross client cash outflows	(9,652)	(2,685)	(804)	(6,238)	(3,254)	(552)	(2,745)	(887)	(957)	(1,494)	(81)	(29,349)
Net client cash flows	(5,396)	(2,166)	(149)	1,012	253	542	1,674	(329)	(468)	(612)	1,940	(3,699)
Artisan Funds’ distributions not reinvested[1]	(112)	(109)	(11)	(507)	(31)	—	(360)	—	(46)	(16)	(1)	(1,193)
Investment returns and other	5,407	1,484	700	2,781	2,787	93	945	976	624	21	115	15,933
Ending assets under management	$38,445	$12,934	$7,597	$44,295	$28,679	$1,552	$11,942	$4,100	$2,211	$6,544	$2,909	$161,208
Average assets under management	$39,403	$13,688	$7,454	$44,170	$28,029	$1,414	$11,040	$3,917	$2,282	$7,096	$1,739	$160,232

December 31, 2023
Beginning assets under management	$33,977	$13,871	$6,088	$30,210	$21,767	$873	$7,140	$3,466	$3,676	$6,752	$72	$127,892
Gross client cash inflows	3,730	764	452	8,190	2,092	138	3,623	585	342	722	757	21,395
Gross client cash outflows	(6,570)	(2,759)	(762)	(4,415)	(3,755)	(236)	(2,063)	(1,513)	(2,331)	(1,063)	(4)	(25,471)
Net client cash flows	(2,840)	(1,995)	(310)	3,775	(1,663)	(98)	1,560	(928)	(1,989)	(341)	753	(4,076)
Artisan Funds’ distributions not reinvested[1]	(11)	(26)	(36)	(325)	(15)	—	(270)	—	—	(1)	—	(684)
Investment returns and other	7,420	1,875	1,315	7,349	5,581	142	1,253	915	414	741	30	27,035
Ending assets under management	$38,546	$13,725	$7,057	$41,009	$25,670	$917	$9,683	$3,453	$2,101	$7,151	$855	$150,167
Average assets under management	$36,541	$13,849	$6,514	$35,990	$23,332	$874	$8,328	$3,512	$3,041	$6,949	$391	$139,321
______________________________________
1 Artisan Funds' distributions not reinvested represents the amount of income and capital gain distributions that were not reinvested in the Artisan Funds.
2 Effective March 31, 2024, the International Small-Mid team, managing the Non-U.S. Small-Mid Growth strategy, became its own autonomous investment franchise. For comparability purposes, historical assets under management for both the Global Equity team and the International Small-Mid team are presented as though they were distinct teams prior to March 31, 2024.

Exhibit 6
Artisan Partners Asset Management Inc.
Assets Under Management by Investment Team and Vehicle
(unaudited; in millions)

For the Year Ended	By Vehicle
	Artisan Funds & Artisan Global Funds	Separate Accounts and other [1]	Total
December 31, 2024
Beginning assets under management	$72,763	$77,404	$150,167
Gross client cash inflows	16,486	9,164	25,650
Gross client cash outflows	(17,297)	(12,052)	(29,349)
Net client cash flows	(811)	(2,888)	(3,699)
Artisan Funds' distributions not reinvested[2]	(1,193)	—	(1,193)
Investment returns and other	6,901	9,032	15,933
Net transfers[3]	(46)	46	—
Ending assets under management	$77,614	$83,594	$161,208
Average assets under management	$77,518	$82,714	$160,232

December 31, 2023
Beginning assets under management	$60,811	$67,081	$127,892
Gross client cash inflows	15,138	6,257	21,395
Gross client cash outflows	(15,079)	(10,392)	(25,471)
Net client cash flows	59	(4,135)	(4,076)
Artisan Funds' distributions not reinvested[2]	(684)	—	(684)
Investment returns and other	12,592	14,443	27,035
Net transfers[3]	(15)	15	—
Ending assets under management	$72,763	$77,404	$150,167
Average assets under management	$67,412	$71,909	$139,321

_______________________________________
1 Separate accounts and other consists of AUM we manage in or through vehicles other than Artisan Funds and Artisan Global Funds. This AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts and in our own private funds.
2 Artisan Funds' distributions not reinvested represents the amount of income and capital gain distributions that were not reinvested in the Artisan Funds.
3 Net transfers represent certain amounts that we have identified as having been transferred out of one investment strategy, investment vehicle, or account and into another strategy, vehicle, or account.

Exhibit 7

Artisan Partners Asset Management Inc.
Investment Strategy AUM and Gross Composite Performance 1
As of December 31, 2024
(unaudited)

	Composite Inception	Strategy AUM	Average Annual Total Returns (Gross)					Average Annual Value-Added[3] Since Inception (bps)
Investment Team and Strategy	Date	(in $MM)[2]	1 YR	3 YR	5 YR	10 YR	Inception
Growth Team
Global Opportunities Strategy	2/1/2007	$20,591	16.13%	0.60%	10.64%	12.32%	11.05%	430
MSCI All Country World Index			17.49%	5.43%	10.05%	9.22%	6.75%
Global Discovery Strategy	9/1/2017	$1,808	17.51%	0.14%	11.10%	---	13.55%	677
MSCI All Country World Index			8.68%	0.82%	6.61%	---	6.78%
U.S. Mid-Cap Growth Strategy	4/1/1997	$12,952	13.27%	(3.13)%	10.15%	10.80%	14.27%	429
Russell® Midcap Index			15.34%	3.79%	9.91%	9.62%	10.31%
Russell® Midcap Growth Index			22.10%	4.04%	11.46%	11.53%	9.98%
U.S. Small-Cap Growth Strategy	4/1/1995	$3,094	15.96%	(2.69)%	6.72%	10.98%	10.58%	280
Russell® 2000 Index			11.54%	1.24%	7.40%	7.81%	8.93%
Russell® 2000 Growth Index			15.15%	0.21%	6.85%	8.08%	7.78%
Global Equity Team
Global Equity Strategy	4/1/2010	$346	18.78%	2.66%	8.44%	10.22%	11.66%	252
MSCI All Country World Index			17.49%	5.43%	10.05%	9.22%	9.14%
Non-U.S. Growth Strategy	1/1/1996	$12,410	11.77%	1.74%	4.71%	5.71%	9.37%	450
MSCI EAFE Index			3.82%	1.64%	4.72%	5.19%	4.87%
China Post-Venture Strategy	4/1/2021	$178	14.48%	(7.52)%	---	---	(8.41)%	395
MSCI China SMID Cap Index			9.54%	(10.70)%	---	---	(12.36)%
U.S. Value Team
Value Equity Strategy	7/1/2005	$4,915	13.49%	9.35%	12.51%	11.06%	9.62%	162
Russell® 1000 Index			24.51%	8.40%	14.26%	12.86%	10.65%
Russell® 1000 Value Index			14.37%	5.63%	8.67%	8.48%	8.00%
U.S. Mid-Cap Value Strategy	4/1/1999	$2,666	5.76%	3.51%	8.65%	7.82%	11.83%	231
Russell® Midcap Index			15.34%	3.79%	9.91%	9.62%	9.63%
Russell® Midcap Value Index			13.07%	3.88%	8.59%	8.10%	9.52%
Value Income Strategy	3/1/2022	$16	10.91%	---	---	---	4.98%	(775)
S&P 500 Market Index			25.02%	---	---	---	12.73%
International Value Group
International Value Strategy	7/1/2002	$43,911	7.77%	7.90%	10.23%	8.74%	11.53%	562
MSCI EAFE Index			3.82%	1.64%	4.72%	5.19%	5.91%
International Explorer Strategy	10/1/2020	$384	7.32%	4.47%	---	---	13.58%	678
MSCI All Country World Index Ex USA Small Cap (Net)			3.36%	(1.46)%	---	---	6.80%
Global Value Team
Global Value Strategy	7/1/2007	$28,364	11.90%	7.74%	9.51%	8.90%	8.93%	253
MSCI All Country World Index			17.49%	5.43%	10.05%	9.22%	6.40%
Select Equity Strategy	3/1/2020	$315	16.96%	7.91%	---	---	12.92%	(419)
S&P 500 Market Index			25.02%	8.93%	---	---	17.11%
Sustainable Emerging Markets Team
Sustainable Emerging Markets Strategy	7/1/2006	$1,552	8.25%	(2.31)%	2.72%	5.83%	5.25%	81
MSCI Emerging Markets Index			7.50%	(1.92)%	1.70%	3.63%	4.44%
Credit Team
High Income Strategy	4/1/2014	$11,593	9.39%	5.13%	6.68%	7.44%	7.14%	247
ICE BofA US High Yield Index			8.20%	2.91%	4.04%	5.08%	4.67%
Credit Opportunities Strategy	7/1/2017	$272	18.06%	13.10%	16.20%	---	13.90%	1,147
ICE BofA US Dollar 3-Month Deposit Offered Rate Constant Maturity Index			5.47%	3.91%	2.58%	---	2.43%
Floating Rate Strategy	1/1/2022	$77	8.78%	7.44%	---	---	7.44%	60
S&P UBS Leveraged Loan Index			9.05%	6.84%	---	---	6.84%
Developing World Team
Developing World Strategy	7/1/2015	$4,100	30.04%	0.41%	11.12%	---	11.59%	808
MSCI Emerging Markets Index			7.50%	(1.92)%	1.70%	---	3.51%
Antero Peak Group
Antero Peak Strategy	5/1/2017	$1,979	32.68%	5.26%	13.80%	---	18.62%	418
S&P 500 Market Index			25.02%	8.93%	14.51%	---	14.44%
Antero Peak Hedge Strategy	11/1/2017	$232	30.33%	4.31%	10.78%	---	13.26%	(87)
S&P 500 Market Index			25.02%	8.93%	14.51%	---	14.13%
International Small-Mid Team
Non-U.S. Small-Mid Growth Strategy	1/1/2019	$6,544	0.86%	(4.43)%	4.44%	---	9.44%	298
MSCI All Country World Index Ex USA Small Mid Cap			3.49%	(1.19)%	3.54%	---	6.46%

EMsights Capital Group
Global Unconstrained Strategy	4/1/2022	$701	12.25%	---	---	---	10.80%	656
ICE BofA 3-month U.S. Treasury Bill Index			5.25%	---	---	---	4.24%
Emerging Markets Debt Opportunities Strategy	5/1/2022	$1,024	10.85%	---	---	---	12.67%	803
J.P. Morgan EMB Hard Currency/Local Currency 50-50 Index			2.28%	---	---	---	4.64%
Emerging Markets Local Opportunities Strategy	8/1/2022	$1,184	1.05%	---	---	---	8.48%	316
J.P. Morgan GBI-EM Global Diversified Index			(2.38)%	---	---	---	5.32%

Total Assets Under Management		$161,208

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1 We measure investment performance based upon the results of our “composites”, which represent the aggregate performance of all discretionary client accounts, including pooled investment vehicles, invested in the same strategy except those accounts with respect to which we believe client-imposed restrictions may have a material impact on portfolio construction and those accounts managed in a currency other than U.S. dollars (the results of these accounts, which represented approximately 15% of our assets under management at December 31, 2024, are maintained in separate composites, which are not presented in these materials). Returns for periods less than one year are not annualized.
2 AUM for Artisan Sustainable Emerging Markets and U.S. Mid-Cap Growth Strategies includes $105 million in aggregate for which Artisan Partners provides investment models to managed account sponsors (reported on a lag not exceeding one quarter).
3 Value-added is the amount, in basis points, by which the average annual gross composite return of each of our strategies has outperformed or underperformed its respective benchmark. See Forward-Looking Statements and Other Disclosures for further information on the benchmark indexes used. Value-added for periods less than one year is not annualized.